Exhibit 1.2

AMENDMENT NO. 1 TO THE OPEN MARKET SALE AGREEMENTSM

February 7, 2020

JEFFERIES LLC
520 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the Open Market Sale AgreementSM (this “Amendment”) is entered into as of the date first written above by BeyondSpring Inc., a Cayman Islands exempted company (the “Company”), and Jefferies LLC (“Agent”), that are parties to that certain Open Market Sale AgreementSM, dated May 21, 2019 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1. The preamble to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“BeyondSpring, Inc., a Cayman Islands exempted company (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), up to 2,202,080 ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”) under the registration statement on Form F-3 (File No. 333-224437) on the terms set forth in this agreement (this “Agreement”).

2. The last sentence of Section 3(d) to the Original Agreement is hereby deleted and replaced with the following:

“Notwithstanding the foregoing, the fees and disbursements of Agent’s counsel shall not exceed (A) $35,000 in connection with the execution of the Amendment No. 1 to the Open Market Sale AgreementSM, dated as of February 7, 2020 (the “Amendment”), and the first Issuance Notice after the execution of the Amendment and (B) $15,000 in connection with each Triggering Event Date occurring after the date hereof, on which the Company is required to provide a certificate pursuant to Section 4(o).”

3. The Company represents and warrants to, and agrees with the Agent that as of the date of this Amendment: (a) this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

4. This Amendment together with the Original Agreement constitutes the entire agreement of the parties hereto and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Amendment may not be amended or modified unless in writing by all the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The invalidity or unenforceability of any provision contained herein shall not affect the validity or enforceability of any other provision hereof. If any provision of this Amendment is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

5. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The provisions of this paragraph shall survive any termination of this Amendment.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Michael Magarro
Name:	Michael Magarro
Title:	Managing Director

ACCEPTED as of the date first-above written:

BEYONDSPRING INC.

By:	/s/ Edward Dongheng Liu
Name:	Edward Dongheng Liu
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to the Open Market Sale Agreement]